As filed with the Securities & Exchange Commission on April 23, 1999

                                                      Registration No. 333-71503
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            -------------------------

                          ONLINE SYSTEM SERVICES, INC.

               (Exact name of issuer as specified in its charter)

             Colorado                                   84-1293864
   (State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)

                          1800 Glenarm Place, Suite 700
                             Denver, Colorado 80202
                                 (303) 296-9200
          (Address and telephone number of principal executive offices)

                            -------------------------

                                 R. Steven Adams
                          Online System Services, Inc.
                          1800 Glenarm Place, Suite 700
                             Denver, Colorado 80202
                                 (303) 296-9200
            (Name, address and telephone number of agent for service)

                                    Copy to:
                               Lindley S. Branson
                              Scott A. Hendrickson
                    Gray, Plant, Mooty, Mooty & Bennett, P.A.
                              33 South Sixth Street
                                3400 City Center
                          Minneapolis, Minnesota 55402
                                 (612) 343-2800

                            -------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


 Title of securities to      Amount to be        Proposed maximum     Proposed maximum aggregate           Amount of
     be registered            registered        offering price (1)        offering price (1)            registration fee*
===========================================================================================================================
Common Stock, no par
value (2)(4)                    820,000              $16.4375                 $13,478,750                  $3,976.23
Common Stock, no par
value (3)(4)                     20,000              $16.4375                  $328,750                      $96.98
                          --------------------                        ----------------------------     -------------------

Total                           840,000                                       $13,807,500                  $4,073.21

-------------------------------
*    Fee previously paid.
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on January 27, 1999.
(2) Common stock issuable by OSS upon conversion of OSS' issued and outstanding Series C Preferred Stock. Assumes a conversion price of $3.66.
(3) Common stock issuable by OSS upon exercise of issued and outstanding transferable warrants of OSS.
(4) An indeterminate number of additional shares of common stock are registered hereunder in accordance with Rule 416 under the Securities Act of 1933, as amended, that may be issued as provided in such warrants in the event that the provisions against dilution in such warrants become operative.

                         -------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.


                   SUBJECT TO COMPLETION, DATED APRIL 23, 1999

                                                                      PROSPECTUS

                          ONLINE SYSTEM SERVICES, INC.

     This is a public offering of a minimum of 252,564 and a maximum of 840,000 shares of common stock of Online System Services, Inc. The selling shareholders, Arrow Investors II LLC and EBI Securities Corporation, are offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares, however, the 20,000 shares offered by EBI and, as of April 15, 1999, 173,442 of the shares offered by Arrow are issuable upon the exercise of issued and outstanding transferable warrants of OSS. If these warrants are exercised in full, we will receive proceeds of $2,114,200.

     The shares to be sold by the selling shareholders consist of shares of common stock issuable to them upon:

     o    Their conversion of OSS' Series C Preferred Stock; or

     o Their exercise of issued and outstanding transferable warrants of OSS exercisable at a price per share of $5.71.

     The Nasdaq SmallCap Market lists our common stock under the symbol "WEBB".

     Investing our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 3 of this prospectus.

     The shares may be offered and sold at various times by the selling shareholders. The selling shareholders will offer and sell the shares at market prices prevailing at the time of sale or at negotiated prices and may sell the shares to or through brokers or dealers. Because the selling shareholders will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is _______________, 1999.

                                   THE COMPANY

     OSS develops, markets and supports products and services that enable individuals and organizations to create and manage their own Internet Web presence and online communities. We have developed a proprietary suite of Web site development tools, known as WEBBbuilder and Portal Objects which enable individuals and organizations to create their own personal/organizational portals. These Web site development tools were formerly marketed under our i2u brand name. We have targeted the following market opportunities:

     o Community - Customized community and communication portals or start pages for broadband and other operators who provide Internet access.

     o    Consumer - Personal portals for individual Internet users.

     o Enterprise - Internet and Extranet services for businesses, associations and government institutions.

     o Education - Classroom applications for elementary and secondary schools, including parent/teacher communications, virtual campuses for colleges and universities and online classrooms for corporate training.

     o Financial Services - Online banking services for banks, credit unions and other financial institutions.

     Underpinning the evolution of our products and services is our belief that the Internet is evolving from its origins as an information access and delivery tool to one that supports communications and community interactivity. The WEBBbuilder software includes sophisticated personal communications tools which allow users to establish, maintain and enhance online communications with others. These communications tools include:

     o   E-Mail services                o   Virtual communities
     o   Chat                           o   Calendars
     o   Instant messaging              o   Conferencing
     o   Newsletters                    o   Friends online

     As part of our product enhancement efforts, we have agreed to acquire Durand Communications, Inc., a developer and marketer of Internet "community" building tools and services which allow users to set up their own password-protected virtual communities. DCI's CommunityWare product has been integrated into our suite of products and services. In March 1999, we completed the acquisition of a majority interest in NetIgnite 2, LLC. NetIgnite is applying emerging technologies to develop private-label Web-based services that allow directory publishers, search engines and Internet service providers to enhance end-user and advertiser value by facilitating data-driven comparison shopping and the development of business Web pages. We expect NetIgnite's first products to be available around mid 1999.

     OSS was incorporated under the laws of the State of Colorado on March 22, 1994. Our executive offices are located at 1800 Glenarm Place, Suite 700, Denver, Colorado 80202, telephone number (303) 296-9200.

                                  RISK FACTORS

     Our limited operating history could affect our business. We were founded in March 1994, commenced sales in February 1995, and were in the development stage through December 31, 1995. DCI was founded in 1993. Accordingly, we have a limited operating history upon which you may evaluate us. Our business is subject to the risks, expenses and difficulties frequently encountered by companies with a limited operating history including:

     o    Limited ability to respond to competitive developments,

     o Exaggerated effect of unfavorable changes in general economic and market conditions,

     o    Ability to attract qualified personnel, and

     o    Ability to develop and introduce new product and service offerings.

There is no assurance we will be successful in addressing these risks. If we are unable to successfully address these risks our business could be significantly affected.

     We have accumulated losses since inception and we anticipate that we will continue to accumulate losses for the foreseeable future. We have incurred net losses since inception totaling $20,774,129 through December 31, 1998. DCI has incurred net losses since its formation totaling $8,397,347 through December 31, 1998. In addition, we expect to incur additional substantial operating and net losses in 1999 and for one or more years thereafter. We expect to incur these additional losses because:

     o We currently intend to increase our capital expenditures and operating expenses to expand the functionality and performance of our WEBBbuilder products and services, support additional subscribers of our ISP customers in future markets, and market and provide our products and services.

     o We will be required to recognize as a loss in the fiscal period in which the DCI acquisition is consummated that portion of the purchase price for DCI which we allocate to in-process research and development.

     o We will be required to record goodwill and other intangible assets in connection with the DCI acquisition which we will amortize over their estimated useful lives of approximately three years. We currently expect to allocate approximately $12.5 million to goodwill and other intangible assets, however, this amount could change significantly once the actual amount is determined after the consummation of the DCI acquisition.

     We expect to complete the DCI acquisition in the second quarter of 1999. If we do not complete the DCI acquisition, it is likely that we would have to record as a loss all or a portion of the note receivable from DCI of approximately $996,141, including accrued interest, at March 31, 1999. DCI would not have the ability to repay our advances without obtaining significant additional working capital through the sale of its securities. There is no assurance that DCI would be able to raise working capital in the amounts required.

     If we are unable to raise additional working capital funds, we may not be able to sustain our operations. We believe that our present cash and cash equivalents and working capital will be adequate to sustain our current level of operations only through May 1999. If we cannot raise additional funds when needed, we may be required to curtail or scale back our operations. These actions could have a material adverse effect on our business, financial condition, or results of operations. We estimate that we will need to raise through equity, debt or other external financing at least $9 million to sustain operations for the next 12 months and $1 million to pay DCI indebtedness which would be assumed as part of the DCI acquisition. There is no assurance that we will be able to raise additional funds in amounts required or upon acceptable terms. In addition, we may discover that we have underestimated our working capital needs, and we may need to obtain additional funds to sustain our operations. In its report accompanying the audited financial statements for the years ended December 31, 1998 and 1997, our auditor, Arthur Andersen LLP, expressed substantial doubt about our ability to continue as a going concern.


     We may never become or remain profitable. We may never become or remain profitable. Our ability to become profitable depends on the ability of our WEBBbuilder products and services to generate revenues. The revenue model for some of our i2u/WEBBbuilder products and services assumes that our broadband customers and other distribution partners will share with us a percentage of their revenues generated by advertising and e-commerce conducted through our WEBBbuilder products. The success of our revenue model will depend upon many factors including:

     o The success of broadband operators and other distribution partners in marketing Internet services to subscribers in their local areas, and

     o The extent to which consumers and businesses use our WEBBbuilder products and conduct e-commerce transactions and advertising utilizing our products.

     Because of the new and evolving nature of the Internet, we cannot predict whether our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to be charged, or whether current or future pricing levels will be sustainable.

     Our revenue model may not generate significant revenues, if any, until some time in the future. We expect a significant portion of our revenues to come from advertising revenues and in connection with e-commerce transactions conducted using our products. However, we do not expect to realize these revenues, if at all, until a significant time after we have licensed our WEBBbuilder products and services. This expectation is based on the fact that we believe that it may take broadband operators and other distribution partners several months or more to:

     o    Market and sell Internet access to their subscribers, and

     o Establish a significant enough user base to attract advertisers and for users to conduct significant e-commerce transactions.

     Our business depends on the growth of the Internet. Our business plan assumes that the Internet will develop into a significant source of communication and communication interactivity. However, the Internet market is new and rapidly evolving and there is no assurance that the Internet will develop in this manner. If the Internet does not develop in this manner, our business, operating results, and financial condition would be materially adversely effected. Numerous factors could prevent or inhibit the development of the Internet in this manner, including:

     o The failure of the Internet's infrastructure to support Internet usage or electronic commerce,

     o The failure of businesses developing and promoting Internet commerce to adequately secure the confidential information, such as credit card numbers, needed to carry out Internet commerce, and

     o    Regulation of Internet activity

     Use of some of our products and services may be dependent on broadband operators. Because we have elected to partner with broadband operators for the distribution of many of our products and services, many users of our WEBBbuilder products and services are expected to subscribe through a broadband operator. As a result, the broadband operator, and not us, will substantially control the customer relationship with these users. If the business of broadband operators with whom we partner is adversely affected in any manner, business, operating results, and financial condition could be materially adversely effected. Many factors may affect the business of broadband operators, including:

     o    General economic and market conditions,

     o    Competition among broadband operators,

     o    Costs associated with the renewal of operator licenses, and

     o Costs associated with the operation and maintenance of an Internet service provider business segment.

     We may be unable to develop desirable products. Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. There is no assurance that we will be able to successfully:

     o    Identify new product and service opportunities, or

     o Develop and introduce new products and services to market in a timely manner.

     If we are unable to accomplish these items, our business, including the business of DCI if the DCI acquisition is completed, operating results, and financial condition could be materially adversely affected.

     Our products and services may not be successful. Even if we are able to successfully identify, develop, and introduce new products and services there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business, including the business of DCI if the DCI acquisition is completed, operating results, and financial condition could be materially adversely affected. The following factors could affect the success of our products and services:

     o The failure of our business plan to accurately predict the rate at which the market for Internet products and services will grow,

     o The failure of our business plan to accurately predict the types of products and services the future Internet marketplace will demand,

     o    Our limited experience in marketing our products and services,

     o The failure of our business plan to accurately predict our future participation in the Internet marketplace,

     o The failure of our business plan to accurately predict the estimated sales cycle, price, and acceptance of our products and services,

     o The development by others of products and services that renders our and DCI's, products and services noncompetitive or obsolete, or

     o Our failure to keep pace with the rapidly changing technology, evolving industry standards, and frequent new product and service introductions that characterize the Internet marketplace.

     The intense competition that is prevalent in the Internet market could have a material adverse effect on our business. DCI's and our current and prospective competitors include many companies whose financial, technical, marketing and other resources are substantially greater than ours. There is no assurance that we will have the financial resources, technical expertise, or marketing, sales and support capabilities to compete successfully. The presence of these competitors in the Internet marketplace could have a material adverse effect on our business, operating results, or financial condition by causing us to:

     o    Reduce the average selling price of our products and services, or

     o    Increase our spending on marketing, sales, and product development.

     There is no assurance that we would be able to offset the effects of any price reductions or increases in spending through an increase in the number of our customers, higher sales from premium services, cost reductions or otherwise. In addition, our financial condition may put us at a competitive disadvantage relative to our competitors. If we fail to, or cannot, meet competitive challenges, our business, operating results and financial condition could be materially adversely affected.

     A limited number of our customers generates a significant portion of our revenues. For the year ended December 31, 1998, four of our customers produced approximately 71% of our revenues, including one customer, Starstream, Inc., who produced approximately 28% of our revenues. There is no assurance that we will be able to attract or retain major customers. The loss of, or reduction in demand for products or related services from, any of these major customers could have a material adverse effect on our business, operating results, cashflow, and financial condition.

     The sales cycle for our products and services is lengthy and unpredictable. While our sales cycle varies from customer to customer, it typically has ranged from one to six months for WEBBbuilder projects. Our pursuit of sales leads typically involves an analysis of our prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. We often provide significant education to prospective customers regarding the use and benefits of Internet technologies and products. Our sales cycle may also be affected by a prospective customer's budgetary constraints and internal acceptance reviews, over which we have little or no control.

     We may be unable to adjust our spending to account for potential fluctuations in our quarterly results. As a result of our limited operating history and the recent increased focus on our WEBBbuilder products and services, we do not have historical financial data for a sufficient number of periods on which to base planned operating expenses. Therefore, our expense levels are based in part on our expectations as to future sales and to a large extent are fixed. We typically operate with little backlog and the sales cycles for our products and services may vary significantly. As a result, our quarterly sales and operating results generally depend on the volume and timing of and the ability to close customer contracts within the quarter, which are difficult to forecast. We may be unable to adjust spending in a timely manner to compensate for any unexpected sales shortfalls. If we were unable to so adjust, any significant shortfall of demand for our products and services in relation to our expectations would have an immediate adverse effect on our business, operating results and financial condition. Further, we currently intend to increase our capital expenditures and operating expenses to fund product development and increase sales and marketing efforts. To the extent that expenses precede or are not subsequently followed by increased sales, our business, operating results and financial condition will be materially adversely affected.

     We may be unable to retain our key executives and research and development personnel. We are highly dependent on the technical and management skills of our key employees, including in particular R. Steven Adams, our founder, President and Chief Executive Officer. The loss of Mr. Adams' services could have a material adverse effect on our business and operating results. We have not entered into employment agreements with Mr. Adams, or any of our other officers or employees. We do not maintain key person insurance for Mr. Adams or any other member of management. In addition, the success of the DCI acquisition is highly dependent on the technical and management skills of Andre Durand, the founder, President and Chief Executive Officer of DCI. The loss of Mr. Durand's services could have a material adverse affect on the value of the DCI acquisition.

     Our future success also depends in part on our ability to identify, hire and retain additional personnel, including key product development, sales, marketing, financial and executive personnel. Competition for personnel is intense and there is no assurance that we can identify or hire additional qualified personnel.

     Executives and research and development personnel who leave us may compete against us in the future. We generally enter into written nondisclosure and nonsolicitation agreements with our officers and employees which restrict the use and disclosure of proprietary information and the solicitation of customers for the purpose of selling competing products or services. Other than Andre Durand, who, as a condition to the acquisition of DCI, will be required to execute a three-year non-compete agreement with us, we generally do not require our employees to enter into non-competition agreements. Thus, if any of these officers or key employees left, they could compete with us, so long as they did not solicit our customers. This competition could have a material adverse effect on our business.

     We may be unable to manage our expected growth. If we are able to implement our growth strategy, we will experience significant growth in the number of our employees, the scope of our operating and financial systems, and the geographic area of our operations. There is no assurance that we will be able to implement in whole or in part our growth strategy or that our management or other resources will be able to successfully manage any future growth in our business. Any failure to do so could have a material adverse effect on our operating results and financial condition.

     We may be unable to protect our intellectual property rights. Intellectual property rights are important to our success and our competitive position. There is no assurance that the steps we take to protect our intellectual property rights will be adequate to prevent the imitation or unauthorized use of our intellectual property rights. Policing unauthorized use of proprietary systems and products is difficult and, while we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect software to the same extent as do the laws of the United States. Even if the steps we take to protect our proprietary rights prove to be adequate, our competitors may develop products or technologies that are both non-infringing and substantially equivalent or superior to our products or technologies.

     Computer viruses and similar disruptive problems could have a material adverse effect on our business. Our software and equipment may be vulnerable to computer viruses or similar disruptive problems caused by our customers or other Internet users. Our business, financial condition, or operating results could be materially adversely effected by:

     o Losses caused by the presence of a computer virus that causes us or third parties with whom we do business to interrupt, delay or cease service to our customers,

     o Losses caused by the misappropriation of secured or confidential information by a third party who, in spite of our security measures, obtains illegal access to this information,

     o Costs associated with efforts to protect against and remedy security breaches, or

     o Lost potential revenue caused by the refusal of consumers to use our products and services due to concerns about the security of transactions and commerce that they conduct on the Internet.

     Future government regulation could materially adversely effect our business. There are currently few laws or regulations directly applicable to access to, communications on, or commerce on the Internet. Therefore, we are not currently subject to direct regulation of our business operations by any government agency, other than regulations applicable to businesses generally. Due to the increasing popularity and use of the Internet, however, federal, state, local, and foreign governmental organizations are currently considering a number of legislative and regulatory proposals related to the Internet. The adoption of any of these laws or regulations may decrease the growth in the use of the Internet, which could, in turn:

     o    Decrease the demand for our products and services;

     o    Increase our cost of doing business; or

     o Otherwise have a material adverse effect on our business, results of operations and financial condition.

     Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Our business, results of operations and financial condition could be materially adversely effected by the application or interpretation of these existing laws to the Internet.

     Our systems may not be year 2000 compliant. We have reviewed our internal software and hardware systems. Based on this review, we believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter. We expect to incur no significant costs in the future for Year 2000 problems. Nonetheless, there is no assurance in this regard until our internal software and hardware systems are operational in the year 2000.

     We are in the process of contacting all of our significant suppliers to determine the extent to which our systems are vulnerable to those third parties' failure to make their own systems Year 2000 compliant. The failure to correct material Year 2000 problems by our suppliers and vendors could result in an interruption in, or a failure of, some of our normal business activities or operations. Due to the general uncertainty inherent in the Year 2000 problem, resulting from the uncertainty of the Year 2000 readiness of third-party suppliers and vendors and of our customers, we are unable to determine at this time that the consequences of Year 2000 failures will not have a material impact on our results of operations, liquidity or financial condition.

     Our articles of incorporation and bylaws may discourage lawsuits and other claims against our directors. Our articles of incorporation provide, as permitted by Colorado law, that our directors shall have no personal liability for certain breaches of their fiduciary duties to us. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law. These provisions may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty.

     The completion of the DCI acquisition will have an immediate dilutive effect on our current shareholders. If the DCI acquisition is consummated, we will issue 955,649 shares of our common stock as consideration for DCI. The issuance of these shares will have an immediate dilutive effect on our current shareholders and will increase our outstanding common stock by approximately 17%. There is no assurance that our results of operations will improve enough, if at all, as a result of the DCI acquisition, to offset this dilution.

     On a pro forma basis, we estimate that the issuance of these shares would have resulted in an increase to our net book value per share as of December 31, 1998 from $0.43 (actual) to $2.20 (pro forma) and $2.48 (pro forma adjusted to reflect the subsequent conversions of 10% Preferred Stock and Series A Preferred Stock, the subsequent exercise of warrants to purchase 140,000 shares of common stock issued in connection with the issuance of the Series A Preferred Stock, and the subsequent issuance and conversions of Series C Preferred Stock).

     In addition to issuing these shares of common stock, in connection with the DCI acquisition we will reserve for issuance shares that, when issued, may have a dilutive effect on our shareholders. There is no assurance that our results of operations will improve enough, if at all, as a result of the DCI acquisition, to offset this possible future dilution. These shares consist of approximately:


     o 240,000 shares of our common stock for issuance upon exercise of outstanding options and warrants that will be issued in connection with the DCI acquisition, and

     o 40,000 shares of our common stock for issuance upon conversion of convertible securities of DCI that we will assume in connection with the DCI acquisition.

     The price of our common stock has been highly volatile due to factors that will continue to effect the price of our stock. Our common stock traded as high as $15.25 per share and as low as $3.75 per share during the year ended December 31, 1998. Historically, the over-the-counter markets for securities such as our common stock have experienced extreme price and volume fluctuations. Some of the factors leading to this volatility include:

     o Price and volume fluctuations in the stock market at large that do not relate to our operating performance;

     o    Fluctuations in our quarterly operating results;

     o    Announcements of product releases by us or our competitors;

     o Announcements of acquisitions and/or partnerships by us or our competitors; and

     o Increases in outstanding shares of common stock upon exercise or conversion of derivative securities. (See "We have issued numerous options, warrants and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders.")

     The trading volume of our common stock may diminish significantly if our common stock is prohibited from being traded on the Nasdaq SmallCap Market. Although our shares are currently traded on The Nasdaq SmallCap Market, there is no assurance that we will remain eligible to be included on Nasdaq. If our common stock was no longer eligible for quotation on Nasdaq, it could become subject to rules adopted by the Securities and Exchange Commission regulating broker-dealer practices in connection with transactions in "penny stocks." If our common stock became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in our common stock because of the added regulation, thereby making it more difficult for purchasers of our common stock to dispose of their shares.

     We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders. We have issued numerous options, warrants, and convertible securities to acquire our common stock. During the terms of these outstanding options, warrants, and convertible securities, the holders of these securities will have the opportunity to profit from an increase in the market price of our common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. The existence of stock options, warrants and convertible securities may adversely affect the terms on which we can obtain additional financing, and you should expect the holders of these options or warrants to exercise or convert those securities at a time when we, in all likelihood, would be able to obtain additional capital by offering securities on terms more favorable to us than those provided by the exercise or conversion of these options or warrants.

     As of April 15, 1999, we have issued the following warrants and options to acquire shares of our common stock:

     o Options and warrants to purchase 1,751,648 shares of common stock upon exercise of these options and warrants, exercisable at prices ranging from $0.50 to $18.25 per share, with a weighted average exercise price of approximately $7.42 per share.

     o Warrants issued in connection with our initial public offering on May 23, 1996 (the "IPO Warrants") to purchase 634,025 shares upon exercise of the IPO Warrants at an exercise price of $9.00 per share.

     o Options issued to EBI Securities Corporation, the representative of the underwriters involved in our initial public offering (the "Representative's Option"), to purchase 106,700 shares upon exercise of the Representative's Option at a purchase price of $8.10 per share.

     o The Representative's Option to purchase 106,700 IPO Warrants issuable upon exercise of the Representative's Option at a purchase price of $.001 per IPO Warrant. These IPO Warrants entitle the holder to purchase up to 53,350 shares upon exercise of these IPO Warrants at an exercise price of $9.00 per share.

     o Warrants issued in connection with the issuance of the 10% Preferred Stock to purchase 53,500 shares of common stock upon exercise of these warrants, exercisable at $15.00 per share.

     o Warrants issued in connection with the issuance of the 5% Preferred Stock to purchase 100,000 shares of common stock upon exercise of these warrants, exercisable at $16.33 per share.

     o Warrants issued in connection with the issuance of the Series A Preferred Stock to purchase 20,000 shares of common stock upon exercise of these warrants, exercisable at $5.71 per share.

     In addition to these warrants and options, we:

     o Will issue 955,649 shares of our common stock upon the completion of the DCI acquisition,

     o Will reserve approximately 240,000 shares of common stock for issuance upon exercise of options and warrants to be issued in connection with the DCI acquisition,

     o Will reserve approximately 40,000 shares of our common stock for issuance upon conversion of convertible securities of DCI that will be assumed by OSS in connection with the DCI acquisition, and

     o Have reserved an indeterminate number of shares of common stock for issuance upon conversion of outstanding shares of our 10% and Series C Preferred Stock.

     Based on the market value for the common stock as of April 15, 1999, the then outstanding 10% Preferred Stock and Series C Preferred Stock were convertible into approximately 95,945 shares and 43,361 shares, respectfully, of common stock. The number of shares of common stock issuable upon conversion of the 10% Preferred Stock and the Series C Preferred Stock could increase significantly if the market value for our common stock decreases in the future. We may need to issue additional similar securities in connection with our need to raise additional working capital.

     Future sales of our common stock in the public market could adversely affect the price of our common stock. Sales of substantial amounts of common stock in the public market that is not currently freely tradable, or even the potential for sales of our common stock, could have an adverse effect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock recoup their investment or make a profit. As of April 15, 1999, these shares consist of:

     o Approximately 1,300,000 shares issued without registration under the securities laws ("Restricted Shares"),

     o Approximately 60,000 shares owned by our officers, directors and holders of 10% of our outstanding common stock ("Affiliate Shares"), and

     o    955,469 shares to be issued upon consummation of the DCI acquisition.

     Unless the Restricted Shares and the Affiliate Shares are further registered under the securities laws, they may not be resold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold. Before September 30, 1999, the shares of the common stock to be issued to the shareholders of DCI in connection with the DCI acquisition will be subject to contractual limitations on their transfer, however, these shares or a portion of them could be sold before September 30, 1999.

     Future sales of our common stock in the public market could limit our ability to raise capital. Sales of substantial amounts of common stock in the public market in compliance with Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for sales of our common stock, could affect our ability to raise capital through the sale of equity securities. (See "We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders" and "Future sales of our common stock in the public market could adversely affect the price of our common stock.")

     Provisions in our articles of incorporation allow us to issue shares of stock that could make a third party acquisition of us difficult. Our articles of incorporation authorize our board of directors to issue up to 20,000,000 shares of common stock and 5,000,000 shares of preferred stock in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by our shareholders. Preferred stock authorized by the board of directors may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. If the board of directors authorizes the issuance of preferred stock in the future, this authorization could affect the rights of the holders of common stock, thereby reducing the value of the common stock, and could make it more difficult for a third party to acquire us, even if a majority of the holders of our common stock approved of an acquisition. Other than the 2,000 shares of Series C Preferred Stock that will be issued if the warrant to purchase these shares is exercised, our board of directors has no present plans to issue any shares of preferred stock.

     Our issuance of our Series C Preferred Stock will require us to record a non-operating expense which will, in turn, increase our net loss available to shareholders. Based on current accounting standards, we will be required to record a non-operating expense of approximately $4,200,000 for the quarter ended March 31, 1999 as a result of the issuance of the Series C Preferred Stock. While these charges will not affect our operating loss or working capital during this period, they are expected to result in an increase of approximately $4,200,000 in the net loss available to our holders of common stock for the quarter ended March 31, 1999. In addition, to the extent that we exercise our right to issue or the investor exercises its right to acquire up to $2,000,000 additional principal amount of the Series C Preferred Stock, we may incur similar non-operating expenses in excess $2,000,000 at the time that these additional shares of Series C Preferred Stock are issued.

     We do not anticipate paying dividends on our common stock for the foreseeable future. We have never paid dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. Any decision by us to pay dividends on our common stock will depend on a number of factors, including our profitability at the time and available cash. We anticipate that we will devote profits, if any, to our future operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus and the documents incorporated by reference in this prospectus under the captions "The Company", "Risk Factors," "Recent Developments" and elsewhere in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). These statements are subject to the safe harbor provisions of the Reform Act. Forward-looking statements may be identified by the use of the terminology such as "may," "will," "expect," "anticipate," "intend," "believe," "estimate," "should," or "continue" or the negatives of these terms or other variations thereon or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of OSS or DCI, you should be aware that OSS' and DCI's actual financial condition, operating results and business performance may differ materially from that projected or estimated by OSS or DCI in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, ability to obtain sufficient financing to support OSS' and DCI's operations, progress in research and development activities, variations in costs that are beyond OSS' and DCI's control, changes in capital expenditure budgets for cable companies, adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of OSS' and DCI's operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the offer and sale of the shares, however, the 20,000 shares offered by EBI Securities Corporation and, as of April 15, 1999, 173,442 shares offered by Arrow Investors II LLC are issuable upon the exercise of issued and outstanding transferable warrants of OSS. If these warrants are exercised in full, we will receive proceeds of $2,114,200.


                               RECENT DEVELOPMENTS

Proposed Acquisition of DCI

     On March 19, 1998 we executed an Agreement and Plan of Merger pursuant to which we agreed to acquire Durand Communications, Inc., a California corporation, via a merger of our wholly owned subsidiary, Durand Acquisition Corporation, with DCI. We anticipate that the DCI merger will occur in the second quarter of 1999.

     A significant element of our strategy to achieve our growth objective is to seek acquisitions that add immediate revenue, provide product or technology enhancements in one or more of our targeted markets or provide an existing customer base to increase advertising or e-commerce opportunities. Our acquisition of DCI will provide us with DCI's technology, including both completed technology and technology in development, and product development expertise.

     Our product development strategy is based upon our belief that the Web is evolving from an information access and delivery tool to a system that supports communication and community interactivity. We believe that DCI's CommunityWare technology, which enables users to organize themselves on the Internet in a matter of minutes, and to thereafter manage and expand their own public and private online community to facilitate and promote communications, information sharing and commerce among the users that comprise the various constituent communities, is particularly well suited for providing the communications component for our software. Since the execution of the DCI merger agreement, representatives of DCI and OSS have worked together to incorporate the CommunityWare technology into our software. Following the DCI merger, we intend to fully integrate DCI's product development efforts with our own and to fully integrate DCI's products with our products and to market them as part of our product offerings and not on a stand-alone basis. In the event that the DCI merger is not completed, DCI has agreed to grant us a license for CommunityWare on as favorable terms as it licenses its technology to others.

     We believe that the primary value of DCI to OSS is:

     o DCI's proprietary technology, particularly DCI's CommunityWare technology,

     o DCI's software development capabilities which we believe are important to our ability to continue to develop state-of-the-art proprietary software products required to maintain long-term relationships with our customers, and

     o The ability the DCI acquisition will give us to greatly reduce the time it will take us to introduce new proprietary software products.


Andre Durand, Chief Executive Officer of DCI, has, subject to the completion of the DCI merger been elected Senior Vice President-Product Development of OSS and will be responsible for our product development efforts. A condition to the DCI merger is that Mr. Durand enter into a three-year noncompete agreement with OSS. We intend to continue to employ most of DCI's product development personnel following the DCI merger.

     We also believe that DCI's Electronic University Network business, which offers accredited online courses for colleges, universities and corporations, represents a valuable business opportunity. We expect to continue to develop this business both as a separate product offering and as an adjunct to our product offerings.

     The DCI merger agreement contemplates that we will acquire 100% of the outstanding common stock of DCI. Based on the average closing price of our common stock for the two days before and the two days after March 19, 1998, the day that the transaction was announced, the total purchase price is estimated to be approximately $13,100,000, consisting of:

     o 955,649 shares of our common stock to be issued to the stockholders of DCI,

     o Approximately 240,000 shares of our common stock to be reserved for issuance upon the exercise of options and warrants of DCI to be exchanged for similar securities of OSS at exercise prices ranging from $4.31 to $20.33 per share; and

     o    Approximately $400,000 of expenses to be incurred.

In addition, DCI will have approximately $1,200,000 of liabilities, including approximately $381,000 of convertible securities which will be converted into similar convertible securities of OSS, at the time of the DCI merger, which will become the liabilities of the consolidated entities upon consummation of the DCI merger. We will reserve approximately 40,000 shares of our common stock to be issued upon the conversion of these convertible securities.

     The DCI merger will be accounted for under the purchase method of accounting, with the purchase price allocated to the fair value of assets acquired. A portion of this amount and liabilities assumed on a consolidated basis has been identified as intangible assets. The portion of the purchase price and liabilities assumed on a consolidated basis which is allocated to in-process research and development will be recognized as expense in the period the DCI merger is consummated. We currently expect to complete the DCI merger in the second quarter of 1999.

     DCI completed the acquisition of CompuLearning Systems, d/b/a Electronic University Network ("EUN") during January 1998. Based on preliminary financial information provided by DCI and EUN, the combined revenues for DCI and EUN for the year ended December 31, 1998 totaled $813,522, including $540,372 of services provided to OSS and DCI's combined loss for the same period equaled ($1,564,160). In addition, DCI's accumulated deficit at December 31, 1998 was ($8,397,347) and DCI's shareholders' deficit at December 31, 1998 was ($1,492,548). We estimate that, on a pro forma basis, the acquisition of DCI would have resulted in an increase to the net book value of our shares of common stock as of December 31, 1998 from $0.43 (actual) to $2.20 (pro forma) and $2.48 (pro forma adjusted to reflect the subsequent conversions of 10% Preferred Stock and Series A Preferred Stock, the subsequent exercise of the warrants to purchase 140,000 shares of common stock issued in connection with the issuance of the Series A Preferred Stock, and the subsequent issuance and conversions of Series C Preferred Stock).

     The final determination of the value of consideration issued by OSS and the liabilities assumed will be made at the effective time of the DCI merger. Accordingly, the determination of the total purchase price, liabilities assumed and the allocations may change significantly from the amounts stated in this prospectus.

     We expect that the DCI merger will be completed in the second quarter of 1999. If, for some unanticipated reason, the DCI merger was not completed, we would be required to license the CommunityWare technology from DCI for a license fee which would need to be negotiated. In addition, we would need to hire additional software development engineers to replace those that would have joined us had the DCI merger been completed.

Acquisition of NetIgnite

     On March 10, 1999, we acquired a controlling interest in a newly formed company, NetIgnite 2, LLC ("NetIgnite"). NetIgnite is a development stage company which we formed with a predecessor company by the name of NetIgnite, Inc. ("NI"), the sole shareholder and founder of which was Perry Evans, the founder and past President of MapQuest.com. In connection with the formation of NetIgnite, NI contributed all of its rights to certain technology to NetIgnite and we agreed to provide $1,500,000 of funding which it is believed will be required to implement NetIgnite's business plan during the next 12 to 18 months. We are entitled to 99.5% of NetIgnite's operating income and approximately 60% of any proceeds upon the sale of NetIgnite. NI is entitled to .5% of NetIgnite's operating income and approximately 40% of any proceeds upon the sale of NetIgnite. We have entered into a Buy-Sell Agreement with NI pursuant to which either we or NI could acquire all of the other's interest in NetIgnite. In the event that we sold our interest to NetIgnite in accordance with the Buy-Sell Agreement, we would be entitled to retain a limited non-exclusive license to utilize the technology developed by NetIgnite. Mr. Evans has entered into an Employment Agreement with OSS and NetIgnite which has an initial term of two years, provides for a minimum annual salary of $190,000 and the granting of stock options to purchase 80,000 shares of our common stock at an exercise price of $12.25. These options vest in one-third increments annually during the next three years subject to Mr. Evans' continuous employment by OSS.

     NetIgnite is applying emerging technologies to develop private-label Web-based services designed to allow directory publishers, online search engines and Internet service providers to enhance end-user and advertiser value by facilitating data-driven comparison shopping. NetIgnite plans to employ XML, a next generation web language that makes it possible to add database capability to information found on a web page, to solve the following problems:

     o Make it far easier for potential customers to find local business web sites by searching the information presented within the web site, not just the domain name or limited description fields of today's technology.

     o Allow consumers to compare price, product offering, and other information of their choosing among competing providers.

     o Allow directory services, Internet service providers, and community start page providers to generate advertising and e-commerce revenue from local web site owners who heretofore have seen limited traffic from internal site promotions or general advertising placements.

     o Enhance the value of small and geographically-focused web sites by making them easier to create and maintain, as well as by increasing targeted page views.

     NetIgnite intends to provide its services on a hosted, private label basis, earning an annual fee from its customers for each business web site its products and services enable. We believe that NetIgnite's products and services may be marketed directly to online directory publishers, online search engines and Internet service providers as well as part of our Community product and service offering for broadband operators and other Internet service providers. We expect NetIgnite's first products to be available during the third quarter of 1999. However, there can be no assurance that NetIgnite will be successful in developing its proposed products or that, if developed, that they can be successfully introduced and marketed or that NetIgnite's business will be profitable.

                              SELLING SHAREHOLDERS

     The selling shareholders have indicated that the shares offered by this prospectus may be sold from time to time by them or by their pledgees, donees, transferees or other successors in interest. The following table sets forth:

     o    The name of each of the selling shareholders,

     o The number of shares of our common stock beneficially owned by each of the selling shareholders as of April 15, 1999, and

     o The number and percentage of securities offered by this prospectus that may be sold from time to time by each of the selling shareholders.

     As indicated in note (1) below, the number of shares of common stock beneficially owned by and offered by Arrow Investors II LLC represents an estimate of the number of shares of common stock beneficially owned by and offered by Arrow Investors II based on the market price of our common stock as of April 15, 1999. The actual number of shares of common stock beneficially owned by and offered by Arrow Investors II is indeterminate and could be materially less or more than this estimated number depending on factors that we cannot predict at this time, including the future market price of our common stock. Under the registration statement of which this prospectus is a part we have registered an aggregate total of 820,000 shares which may be issued to and offered by Arrow Investors II.

     In addition, under the registration statement of which this prospectus is a part we have registered an additional number of shares of our common stock that we may be required to issue to Arrow Investors II or EBI Securities Corporation as a result of any stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933. In the following table, we have calculated percentage ownership by assuming that all shares of common stock which the selling shareholder has the right to acquire within 60 days from the date of this prospectus upon the exercise of options, warrants, or convertible securities are outstanding for the purpose of calculating the percentage of common stock owned by the selling shareholder.

     Arrow Investors II LLC is an investment fund managed by WEC Asset Management LLC. Messrs. Daniel Saks, Ethan Benovitz, and Mark Nordlicht are the managing partners and controlling persons of WEC Asset Management LLC. EBI Securities Corporation is a wholly owned subsidiary of Eastbrokers International Incorporated, a publicly held company.

     There is no assurance that the selling shareholders will sell the shares offered by this prospectus.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Percentage of
                                          Shares of Common                              Shares of Common      Common Stock
                                             Stock Owned                                  Stock Owned       Owned Beneficially
Name of Selling                             Beneficially         Shares of Common      Beneficially After  Before Offering/After
Shareholder                                Before Offering      Stock Offered Hereby       Offering              Offering
---------------------------------------------------------------------------------------------------------------------------------
Arrow Investors II LLC                     549,367 (1) (2)          449,367 (1)               100,000           9.3% / 1.8%

EBI Securities Corporation                ________ (3)               20,000                  ________ (3)       ___% / ___%


---------------
*    Less than 1% of shares outstanding.
(1)  Includes:
     o 43,361 shares issuable upon the conversion of the currently outstanding Series C Preferred Stock, including accrued but unpaid dividends, if this conversion occurred as of the close of business on April 15, 1999 and
     o 173,442 shares issuable upon the conversion of 2,000 shares of Series C Preferred Stock issuable upon the exercise of a warrant to purchase these 2,000 shares at a per share exercise price of $1,000 if this exercise and conversion occurred as of the close of business on April 15, 1999.
     Upon the actual conversion of the remaining issued and outstanding Series C Preferred Stock and the Series C Preferred Stock that may be issued upon the exercise of the warrant to purchase Series C Preferred Stock, the number of shares into which the Series C Preferred Stock is convertible may be more or less than 216,803 shares, but in no event will be more than 697,436 shares or less than 121,065 shares. On April 15, 1999, the conversion price would be approximately $11.65. For a discussion of the conversion mechanism of our Series C Preferred Stock, see "Description of Securities--Series C Preferred Stock--Redemption and Conversion."

(2) Includes 100,000 shares issuable to affiliates of Arrow Investors II LLC upon the exercise of warrants to purchase shares at a per share exercise price of $16.33.

(3)  Includes:
     o 67,100 shares of common stock issuable upon the exercise of an option to purchase shares at a per shares exercise price of $8.10,
     o 33,550 shares of common stock issuable upon the exercise of warrants to purchase shares at a per share exercise price of $9.00, and
     o 20,000 shares issuable upon the exercise of a warrant to purchase shares at a per share exercise price of $5.71 being offered by this prospectus
     Does not include shares held by EBI Securities Corporation in its capacity as a market maker in our securities.

                              PLAN OF DISTRIBUTION

     The sale of the shares offered by this prospectus may be made in the Nasdaq SmallCap Market or other over-the-counter markets or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

     o A block trade in which the broker or dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     o Purchases by a broker or dealer as principal and resale by a broker or dealer for its account in accordance with this prospectus.

     o Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     o    In privately negotiated transactions not involving a broker or dealer.


     In effecting sales, brokers or dealers engaged to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of

1933 in connection with these sales. OSS will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

     To comply with the securities laws of some states, if applicable, the shares will be sold in these states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in these states or an exemption from registration or qualification is available and is complied with.

                            DESCRIPTION OF SECURITIES

General

     Our articles of incorporation authorize our board of directors to issue 25,000,000 shares of capital stock, including 20,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, with par value and rights, preferences and privileges as are determined by our board of directors.

Common Stock

     As of April 15, 1999, 5,613,253 shares of our common stock were outstanding. Holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds available therefor, subject to loan agreement limitations and priority as to dividends for preferred stock that may be outstanding. Holders of common stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of the common stock issued and outstanding and entitled to vote and present in person or by proxy, together with any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of common stock present at a meeting and entitled to vote at a meeting, together with any preferred stock present and entitled to vote at a meeting, will decide any question brought before the meeting, except when Colorado law, our articles of incorporation, or our bylaws require a greater vote and except when Colorado law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a question brought before the meeting. If we liquidate or dissolve, the holders of each outstanding share of common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to distributions paid prior to distributions to holders of our common stock. Holders of common stock do not have any preemptive, subscription or redemption rights. Holders of common stock do not have cumulative voting for the election of directors. All outstanding shares of common stock are fully paid and nonassessable and the shares of common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The holders of the common stock do not have any registration rights with respect to the common stock.

Series C Preferred Stock

     As of April 15, 1999, 500 shares of our Series C Preferred Stock were outstanding. The following is a summary of the material rights, privileges and preferences of the Series C Preferred Stock.

     Voting. Each share of Series C Preferred Stock entitles the holder to cast the number of votes equal to the number of whole shares of common stock into which the Series C Preferred Stock held by the holder are convertible immediately after the close of business on the record date fixed for the meeting at which the vote is to be taken. The holders of the Series C Preferred Stock do not have cumulative voting for the election of directors.

     Dividends. The cumulative noncompounded dividend on the Series C Preferred Stock is 4% per year based on the stated value of $1,000 per share, payable as permitted by law, at our option, in cash or in common stock upon the earlier of:

     o    The redemption or conversion of the Series C Preferred Stock or
     o    The liquidation of OSS.

We may not declare and pay any dividends on the common stock unless we first declare and pay all unpaid dividends on the Series C Preferred Stock. Dividends on the Series C Preferred Stock are equal in preference to any dividends declared on our 10% Preferred Stock.

     Redemption and Conversion. We may redeem the Series C Preferred Stock, in whole or in part, at any time for a price per share equal to $1,200 per share plus any accrued but unpaid dividends plus a warrant to purchase a number of shares of common stock equal to each Series C Preferred Stockholder's pro-rata allocation of 100,000 shares of common stock based on the number of shares of Series C Preferred Stock held by the holder in relation to the total authorized shares of Series C Preferred Stock. The warrant would have a term of three years from the date of issuance and a per share exercise price equal to the Maximum Conversion Price (as defined below) for the Series C Preferred Stock being redeemed. In addition, we may redeem the Series C Preferred Stock upon the receipt of a notice of conversion with respect to the Series C Preferred Stock for which the Conversion Price (as defined below) is less than $5.40 per share for a per share price equal to the product of:

     o The number of shares of our common stock otherwise issuable upon conversion of the shares of Series C Preferred Stock on the date of conversion and

     o    The closing bid price of our common stock on the date of conversion.

     Each share of the outstanding Series C Preferred Stock is convertible, at any time at the election of the holder, into the number of shares of common stock equal to $1,000 divided by the lesser of:

     o The Maximum Conversion Price (as defined below) for the Series C Preferred Stock being converted or

     o The Market Price (as defined below) for our common stock at the time of conversion (the "Conversion Price").

The Market Price is defined as the average of the five lowest closing bid prices for our common stock during the 44 consecutive trading days immediately preceding the conversion of the Series C Preferred Stock. The Maximum Conversion Price is defined as 140% of the closing bid price of our common stock on the date of the issuance of the Series C Preferred Stock being converted, initially $20.65, or, if less and if the conversion is occurring at least 120 days after the issuance of the Series C Preferred Stock being converted, 100% of the closing bid price of our common stock on the trading day closest to the date that is 120 days after the Series C Preferred Stock was issued. In addition, we may require the conversion of the Series C Preferred Stock at any time during the 20 day period immediately following 20 consecutive trading days during which the closing bid price of our common stock is 200% or more of the Maximum Conversion Price. The Series C Preferred Stock must be converted five years after the date on which it was issued.

     If we elect to redeem the Series C Preferred Stock, we must give at least 30 days notice to the holders of the Series C Preferred Stock of our intent to redeem the Series C Preferred Stock. During this 30 day period, the holders of the Series C Preferred Stock may convert their shares of Series C Preferred Stock into common stock at the Conversion Price applicable on the day the holder elects to convert the Series C Preferred Stock. After the 30 day period, the holders of the Series C Preferred Stock may not convert the Series C Preferred Stock into shares of common stock. Upon any conversion of the Series C Preferred Stock we have the option to pay the accrued but unpaid dividend on the Series C Preferred Stock either

     o    In cash or

     o By issuing additional shares of common stock calculated by adding the amount of the accrued but unpaid dividend to the $1,000 stated value.

     Preemptive Rights. The holders of the Series C Preferred Stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

     Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntary or otherwise, after we pay our debts and other liabilities, the holders of the Series C Preferred Stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share of Series C Preferred Stock in cash plus payment of all accrued but unpaid dividends. The liquidation preference on the Series C Preferred Stock is equal in preference to the liquidation preference on the 10% Preferred Stock. Thereafter, holders of the Series C Preferred Stock shall be entitled to share in any distributions made to the holders of our common stock as if each share of Series C Preferred Stock was converted into the number of shares of common stock into which it is convertible immediately prior to the close of business on the business day fixed for the distribution.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms located at it's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 (1-800-732-0300) for further information on the operation of public reference rooms. You can also obtain copies of this material from the SEC's Internet web site located at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (file no. 0-28462):

     o    Our Annual Report on Form 10-KSB for the year ended December 31, 1998.

     o The description of our common stock contained in our Registration Statement on Form 8-A, as amended, filed with the SEC on May 22, 1996.

     o    Our current report on Form 8-K dated January 11, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

                  Shareholder Services
                  Attn: Kim Castillo
                  Online System Services, Inc.
                  1800 Glenarm Place
                  Suite 700
                  Denver, Colorado 80202
                  (303) 296-9200

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                                  LEGAL MATTERS

     Our legal counsel, Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, will issue an opinion about the legality of the shares registered by this prospectus.

                                     EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. You should refer to their report, which includes an explanatory paragraph that discusses substantial doubt about our ability to continue as a going concern.

                                 INDEMNIFICATION

     Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Our articles of incorporation also limit the liability of our directors to the fullest extent permitted by the Colorado law. Specifically, our articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

     o    Any breach of the duty of loyalty to OSS or its shareholders,

     o Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

     o Dividends or other distributions of corporate assets that are in contravention of specified statutory or contractual restrictions,

     o    Violations of specified laws, or

     o Any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by our articles of incorporation.

================================================================================

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by OSS. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                                 ---------------

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

The Company..................................................................2
Risk Factors.................................................................3
Special Note Regarding Forward-Looking Statements...........................10
Use of Proceeds.............................................................10
Recent Developments.........................................................10
Selling Shareholders........................................................13
Plan of Distribution........................................................14
Description of Securities...................................................15
Where You Can Find More Information.........................................17
Legal Matters...............................................................17
Experts.....................................................................17
Indemnification.............................................................18


================================================================================




================================================================================

                                  ONLINE SYSTEM
                                 SERVICES, INC.

                                 _______________

                                   PROSPECTUS
                                 _______________


                               ____________, 1999

================================================================================

                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses of OSS in connection with the sale and distribution of the Shares being registered pursuant to this Form S-3 Registration Statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee. All of such expenses will be paid by OSS.

     Securities and Exchange Commission fee                 $4,073.21
     Accounting fees and expenses                           $1,500.00
     Legal fees and expenses                                $3,000.00
     Printing, Mailing                                      $1,000.00
     Transfer Agent fees                                    $500.00
     Miscellaneous                                          $926.79
                                                            -----------------
              TOTAL                                         $11,000.00

Item 15.  Indemnification of Officers and Directors

     OSS' articles of incorporation provide that OSS shall indemnify, to the full extent permitted by Colorado law, any director, officer, employee or agent of OSS made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of OSS against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of OSS pursuant to the foregoing provisions, or otherwise, OSS has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     OSS' articles of incorporation limit the liability of its directors to the fullest extent permitted by Colorado law. Specifically, the articles of incorporation provide that directors of OSS will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to OSS or its shareholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

Item 16.  Exhibits

           3.1 Articles of Incorporation, as amended, of Online System Services, Inc. (4)
           3.2  Bylaws of Online System Services, Inc. (1)
           4.1 Specimen form of Online System Services, Inc. Common Stock certificate (2)
           4.2  Form of Warrant issued to EBI Securities Corporation (3)
           5.1  Opinion of Counsel (4)
          23.1  Consent of Arthur Andersen LLP*

----------
*    Filed herewith
(1) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(2) Filed with Amendment No. 1 to the Registration Statement on Form SB-2, filed May 3,1996, Commission File No. 333-3282-D.

(3) Filed as Exhibit 4.6 to the Registration Statement on Form S-3, filed December 22, 1998, Commission File No. 333-69477.
(4) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.

Item 17.  Undertakings

     A.   The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement, and

          (c) to include any additional or changed material information on the plan of distribution;

          (2) to treat, for determining liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 23, 1999.

                                            ONLINE SYSTEM SERVICES, INC.

                                            By  /s/ R. Steven Adams
                                                ------------------------------
                                                R. Steven Adams, President and
                                                Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below on the 23rd day of April, 1999, by the following persons in the capacities indicated:

/s/ R. Steven Adams
---------------------------------------------------
R. Steven Adams,
(President, Chief Executive Officer and a Director)

/s/ William R. Cullen by R. Steven Adams attorney-in-fact
---------------------------------------------------
William R. Cullen
(Chief Financial Officer and a Director)

/s/ Stuart J. Lucko
---------------------------------------------------
Stuart J. Lucko
(Controller)

---------------------------------------------------
Robert J. Lewis
(Director)

/s/ Richard C. Jennewine by R. Steven Adams
    attorney-in-fact
---------------------------------------------------
Richard C. Jennewine
(Director)

                          Online System Services, Inc.
                                    Form S-3
                                Index to Exhibits


          3.1 Articles of Incorporation, as amended, of Online System Services, Inc. (4)
          3.2  Bylaws of Online System Services, Inc. (1)
          4.1 Specimen form of Online System Services, Inc. Common Stock certificate (2)
          4.2  Form of Warrant issued to EBI Securities Corporation (3)
          5.1  Opinion of Counsel (4)
         23.1  Consent of Arthur Andersen LLP*

----------
*    Filed herewith
(1) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(2) Filed with Amendment No. 1 to the Registration Statement on Form SB-2, filed May 3,1996, Commission File No. 333-3282-D.
(3) Filed as Exhibit 4.6 to the Registration Statement on Form S-3, filed December 22, 1998, Commission File No. 333-69477.
(4) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.